Exhibit 99.1

Newmont Delivers Strong Full-Year and Fourth Quarter 2021 Results

Newmont meets updated full-year guidance with attributable production of 6.0 million gold ounces and 1.3 million gold equivalent ounces; returned $2.3 billion to shareholders in 2021

DENVER--(BUSINESS WIRE)--February 24, 2022--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced full year and fourth quarter 2021 results.

2021 HIGHLIGHTS

  Produced 6.0 million attributable ounces of gold and 1.3 million attributable gold equivalent ounces of co-products; reported gold CAS* of $785 per ounce and gold AISC* of $1,062 per ounce; met updated full-year 2021 guidance
  Generated $4.3 billion of cash from continuing operations and $2.6 billion of Free Cash Flow (99.8% attributable to Newmont)*
  Advanced profitable near-term projects, including Tanami Expansion 2, Ahafo North and Yanacocha Sulfides; $1.4 billion of development capital spend expected in 2022
  Delivered the gold industry's first Autonomous Haulage System (AHS) fleet at Boddington and formed an industry-leading strategic alliance with Caterpillar to achieve zero emissions mining and support reaching greenhouse gas (GHG) emissions reduction targets
  Declared fourth quarter dividend of $0.55 per share for a total declared dividend for 2021 of $2.20 per share; returned $1.8 billion in 2021 through industry-leading dividend framework**
  Completed $525 million of share repurchases from $1 billion buyback program; extended buyback program through 2022**
  Ended the year with $5.0 billion of consolidated cash and $8.0 billion of liquidity with a net debt to adjusted EBITDA* ratio of 0.2x
  Refinanced near-term debt with the industry's first $1 billion sustainability-linked bond; further aligning financing strategy with environmental, social and governance (ESG) commitments
  Reported reserves of 93 million gold ounces and 65 million gold equivalent ounces, as well as resources of 101 million gold ounces and 104 million gold equivalent ounces***
  Announced 2022 attributable production outlook of 6.2 million gold ounces, improving to between 6.2 and 6.8 million gold ounces annually longer-term through 2026****
  Announced the acquisition of Buenaventura's 43.65% interest in Minera Yanacocha in February 2022; further enhancing world-class asset ownership with a consistent district consolidation strategy

"Newmont has maintained its position as the world's leading gold company with the strongest portfolio of operations and projects in top-tier jurisdictions. In 2021, Newmont generated more than $2.6 billion in free cash flow and $6.0 billion in adjusted EBITDA while advancing our most profitable near-term projects and returning a record $2.3 billion to shareholders. As we move into our next 100 years of sustainable and responsible mining, Newmont will continue to create long-term value for all of our stakeholders through our clear strategic focus, superior operational performance and unwavering commitment to leading ESG practices."

- Tom Palmer, President and Chief Executive Officer

___________________________
*Non-GAAP metrics; see end of this release for reconciliations.

**The dividend framework is non-binding, and an annualized dividend has not been declared by the Board. See cautionary statement at the end of this release, including with respect to dividends and share buybacks. Note that in February 2022, the Board authorized the extension of the term of the buyback program to December 31, 2022.

***See cautionary statement at the end of this release. Total resources presented includes Measured and Indicated resources of 68.3 million gold ounces and Inferred resources of 33.2 million gold ounces. Unless otherwise stated, reserves and resources reflect Newmont's ownership as of December 31, 2021. In February 2022, Newmont acquired Buenaventura's 43.65% interest in Minera Yanacocha, further strengthening 2021 reserve and resources balances with 2.7Moz gold reserves and 11.0Moz gold resources, and 2.7Moz GEO reserves and 7.7Moz GEO resources.

****See discussion of outlook and cautionary statement at the end of this release regarding forward-looking statements.

FULL YEAR AND FOURTH QUARTER 2021 FINANCIAL AND PRODUCTION SUMMARY

	Q4'21	Q3'21	Q4'20	FY'21	FY'20
Average realized gold price ($ per ounce)	$1,798	$1,778	$1,852	$1,788	$1,775
Attributable gold production (million ounces)	1.62	1.45	1.63	5.97	5.91
Gold costs applicable to sales (CAS) ($ per ounce)	$802	$830	$739	$785	$756
Gold all-in sustaining costs (AISC) ($ per ounce)	$1,056	$1,120	$1,043	$1,062	$1,045
GAAP net income ($ millions)	$(61)	$(8)	$806	$1,109	$2,666
Adjusted net income ($ millions)	$624	$483	$856	$2,371	$2,140
Adjusted EBITDA ($ millions)	$1,599	$1,316	$1,772	$5,963	$5,537
Cash flow from continuing operations ($ millions)	$1,299	$1,133	$1,686	$4,266	$4,890
Capital expenditures ($ millions)	$441	$398	$398	$1,653	$1,302
Free cash flow ($ millions)	$858	$735	$1,288	$2,613	$3,588

Attributable gold production1 for the year increased 1 percent to 5,971 thousand ounces compared to the prior year primarily due to higher mill recovery, a draw-down of in-circuit inventory and higher throughput in the current year, as several mines were placed under care and maintenance or experienced reduced operations in the prior year in response to the Covid pandemic.

Attributable gold production for the fourth quarter remained flat at 1,618 thousand ounces compared to the prior year quarter.

Gold CAS increased 5 percent to $4.6 billion from the prior year. Gold CAS per ounce2 increased 4 percent to $785 per ounce primarily due to higher direct operating costs and contractor costs as a result of ongoing Covid impacts and higher third party royalties, partially offset by higher by-product credits at Yanacocha and Nevada Gold Mines.

Gold CAS increased 8 percent to $1.3 billion from the prior year quarter. Gold CAS per ounce increased 9 percent to $802 per ounce primarily due to higher direct operating costs, a draw-down of in-circuit inventory and lower by-product credits at Yanacocha, partially offset by lower third party royalties.

Gold AISC3 increased 2 percent to $1,062 per ounce compared to the prior year primarily due to higher CAS per ounce and higher sustaining capital spend, as several mines were placed under care and maintenance or experienced reduced operations in the prior year in response to the Covid pandemic.

Gold AISC remained flat at $1,056 per ounce compared to the prior year quarter as higher CAS per ounce was largely offset by lower sustaining capital spend.

Attributable gold equivalent ounce (GEO) production from other metals for the year increased 23 percent to 1,252 thousand ounces from the prior year primarily due to higher throughput and higher mill recovery in the current year, as Peñasquito was placed under temporary care and maintenance in the prior year in response to the Covid pandemic.

Attributable GEO production from other metals for the quarter increased 17 percent to 317 thousand ounces from the prior year quarter primarily due to higher silver and zinc grades mined at Peñasquito and higher copper grade mined at Boddington.

CAS from other metals totaled $807 million for the year. CAS per GEO2 for the year increased 12 percent to $640 per ounce from the prior year primarily due to higher direct operating costs as Peñasquito was placed under temporary care and maintenance in the prior year, partially offset by higher co-product sales volumes. AISC per GEO3 for the year increased 5 percent to $900 per ounce from the prior year primarily due to higher CAS from other metals, partially offset by lower treatment and refining costs.

CAS from other metals totaled $243 million for the quarter. CAS per GEO for the quarter increased 32 percent to $739 per ounce from the prior year quarter primarily due to higher allocation of costs to co-product metals and a draw-down of inventory. AISC per GEO for the quarter increased 19 percent to $1,007 per ounce from the prior year quarter primarily due to higher CAS from other metals, partially offset by lower sustaining capital spend.

Net income from continuing operations attributable to Newmont stockholders for the year was $1.1 billion or $1.39 per diluted share, a decrease of $1.6 billion from the prior year primarily due to higher reclamation and remediation expense resulting from adjustments mainly related to non-operating Yanacocha sites of $1.6 billion, the loss recognized on the pending sale of the Conga mill assets, lower gain on asset and investment sales due to the sale of Kalgoorlie in the prior year and higher income tax expense. These decreases were partially offset by higher average realized metal prices and higher sales volumes, as well as lower care and maintenance expense from certain sites being placed into care and maintenance or experiencing reduced operations in response to the Covid pandemic in the prior year.

Net loss from continuing operations attributable to Newmont stockholders for the quarter was $(61) million or $(0.08) per diluted share, a decrease of $867 million from the prior year quarter primarily due to higher reclamation and remediation expense resulting from adjustments mainly related to non-operating Yanacocha sites of $1.6 billion, partially offset by the gain on the sale of the Kalgoorlie Power business and the gain from the NGM Lone Tree and South Arturo exchange transaction in the fourth quarter.

Adjusted net income4 for the year was $2.4 billion or $2.96 per diluted share, compared to $2.1 billion or $2.66 per diluted share in the prior year.

Adjusted net income for the quarter was $624 million or $0.78 per diluted share, compared to $856 million or $1.06 per diluted share in the prior year quarter. Primary adjustments to fourth quarter net income include reclamation and remediation adjustments mainly related to non-operating Yanacocha sites, gains on asset and investment sales, changes in the fair value of investments, and valuation allowance and other tax adjustments.

Adjusted EBITDA5 for the year increased 8 percent to $6.0 billion, compared to $5.5 billion for the prior year. Adjusted EBITDA for the quarter decreased 10 percent to $1.6 billion for the quarter, compared to $1.8 billion for the prior year quarter.

Revenue for the year increased 6 percent to $12.2 billion compared to the prior year primarily due to higher average realized gold prices and higher sales volumes. Revenue for the quarter of $3.4 billion increased slightly compared to the prior year quarter.

Average realized price6 for gold increased $13 per ounce to $1,788 per ounce for the full year and decreased $54 per ounce to $1,798 per ounce for the quarter, compared to the prior year. For the full year, average realized gold price includes $1,794 per ounce of gross price received, the favorable impact of $2 per ounce mark-to-market on provisionally-priced sales and $8 per ounce reductions for treatment and refining charges. For the quarter, average realized gold price includes $1,794 per ounce of gross price received, the favorable impact of $11 per ounce mark-to-market on provisionally-priced sales and $7 per ounce reductions for treatment and refining charges.

Capital expenditures7 increased 27 percent to $1.7 billion for the full year and increased 11 percent to $441 million for the quarter, compared to prior year, primarily due to higher sustaining capital spend at sites that were placed into care and maintenance or experiencing reduced operations in response to the Covid pandemic during 2020 and higher development capital spend. Development capital expenditures in 2021 primarily include advancing Tanami Expansion 2, Yanacocha Sulfides, Ahafo North, the Subika Mining Method Change, Cerro Negro expansion projects, the Power Generation Civil Upgrade, Pamour, Quecher Main, Goldrush Complex and Turquoise Ridge 3rd shaft.

Consolidated operating cash flow from continuing operations decreased 13 percent to $4.3 billion for the full year and decreased 23 percent to $1.3 billion for the quarter, compared to the prior year, primarily due to higher tax payments, partially offset by higher average realized metal prices. Free Cash Flow8 decreased to $2.6 billion for the full year and $0.9 billion for the quarter, compared to the prior year, primarily due to lower operating cash flow and higher capital expenditures.

Balance sheet and liquidity remained strong in 2021 ending the year with $5.0 billion of consolidated cash and approximately $8.0 billion of liquidity; reported net debt to adjusted EBITDA of 0.2x9.

Portfolio improvements achieved during the year: Acquired the remaining 85.1% ownership of GT Gold Corporation; announced the acquisition of Buenaventura's 43.65% ownership of Yanacocha; approved full funding of the Ahafo North project in July 2021; implemented Autonomous Haulage System at Boddington and a mining method change at Subika Underground in Ghana; progressed the Tanami Expansion 2, Yanacocha Sulfides, Cerro Negro District Expansion 1 and Pamour projects.

Nevada Gold Mines (NGM) attributable gold production for the year was 1,272 thousand ounces with CAS of $755 per ounce and AISC of $918 per ounce. NGM attributable gold production for the quarter was 377 thousand ounces with CAS of $753 per ounce and AISC of $887 per ounce. NGM EBITDA10 was $1.4 billion for the full year and $483 million for the quarter.

Pueblo Viejo (PV) attributable gold production was 325 thousand ounces for the year and 71 thousand ounces for the quarter. Pueblo Viejo EBITDA11 was $420 million for the year and $84 million for the fourth quarter with cash distributions received from the Company's equity method investment of $180 million for the year and $50 million for the fourth quarter.

COVID UPDATE

Newmont continues to maintain wide-ranging protective measures for its workforce and neighboring communities, including screening, physical distancing, deep cleaning and avoiding exposure for at-risk individuals. The Company incurred incremental Covid specific costs of $21 million during the quarter and $87 million during 2021 for activities such as additional health and safety procedures, increased transportation and distributions from the community support fund. During the second quarter of 2020, the Newmont Global Community Support Fund of $20 million was established to help host communities, governments and employees combat the Covid pandemic, of which $14 million has been distributed since establishment. Amounts distributed from this fund were $3 million during 2021, which have been adjusted from certain non-GAAP metrics. The majority of the additional incremental Covid specific costs have not been adjusted from our non-GAAP metrics.

PROJECTS UPDATE12

Newmont’s project pipeline supports stable production with improving margins and mine life. Newmont's 2022 and longer-term outlook includes current development capital costs and production related to Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1. Additional projects not listed below represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer with potential to extend mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to process 3.3 million tonnes per year and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years and is expected to reduce operating costs by approximately 10 percent. Capital costs for the project are estimated to be between $850 and $950 million with a commercial production date in 2024.
  Ahafo North (Africa) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. The project is expected to add between 275,000 and 325,000 ounces per year with all-in sustaining costs between $600 to $700 per ounce for the first five full years of production (2024-2028). Capital costs for the project are estimated to be between $750 and $850 million with a construction completion date in late 2023 and commercial production in 2024. Ahafo North is the best unmined gold deposit in West Africa with approximately 3.5 million ounces of Reserves and more than 1 million ounces of Measured, Indicated and Inferred Resources and significant upside potential to extend beyond Ahafo North’s current 13-year mine life.
  Yanacocha Sulfides (South America)13 will develop the first phase of sulfide deposits and an integrated processing circuit, including an autoclave to produce 45% gold, 45% copper and 10% silver. The project is expected to add average annual production of 525,000 gold equivalent ounces per year with all-in sustaining costs between $700 and $800 per ounce for the first five full years of production (2027-2031). Total capital costs for the project are estimated at $2.5 billion, with an investment decision expected in late 2022 and a three year development period. The first phase focuses on developing the Yanacocha Verde and Chaquicocha deposits to extend Yanacocha’s operations beyond 2040 with second and third phases having the potential to extend life for multiple decades.
  Pamour (North America) extends the life of Porcupine and maintains production beginning in 2024. The project will optimize mill capacity, adding volume and supporting high grade ore from Borden and Hoyle Pond, while supporting further exploration in a highly prospective and proven mining district. An investment decision is expected in the second half of 2022 with estimated capital costs between $350 and $450 million.
  Cerro Negro District Expansion 1 (South America) includes the simultaneous development of the Marianas and Eastern districts to extend the mine life of Cerro Negro beyond 2030. The project is expected to improve production to above 350,000 ounces beginning in 2024, while improving all-in sustaining costs to between $800 and $900 per ounce. Capital costs for the project are estimated to be approximately $300 million. This project provides a platform for further exploration and future growth through additional expansions.
________________________________________________
[1]	Attributable gold production includes 325 thousand ounces and 71 thousand ounces from the Company’s equity method investment in Pueblo Viejo (40%) in 2021 and the fourth quarter, respectively.
[2]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[3]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[4]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[5]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[6]	Non-GAAP measure. See end of this release for reconciliation to Sales.
[7]	Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
[8]	Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[9]	Non-GAAP measure. See end of this release for reconciliation.
[10]	Non-GAAP measure. See end of this release for reconciliation
[11]	Non-GAAP measure. See end of this release for reconciliation.
[12]	All-in sustaining costs are presented using a $1,200/oz gold price assumption.
[13]	Consolidated basis.

OUTLOOK

Newmont’s outlook reflects increasing gold production and ongoing investment in its operating assets and most promising growth prospects. Outlook includes current development capital costs and production related to Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour at Porcupine and Cerro Negro District Expansion 1.

Newmont continues to develop our mine plan utilizing a $1,200 per ounce gold price assumption. However, due to sustained higher gold prices over the last two years, Newmont’s 2022 outlook assumes an $1,800 per ounce revenue gold price for CAS and AISC to reflect higher costs from inflation, royalties and production taxes. In 2022, an additional 5% of cost escalation is incorporated into our direct operating costs related to labor, energy, and material and supplies. 2022 and longer-term outlook assumes a $30 per ounce impact from production taxes and royalties attributable to higher gold prices. Outlook assumes operations continue without major Covid-related interruptions. Newmont continues to maintain wide-ranging protective measures for its workforce and neighboring communities, including screening, physical distancing, deep cleaning and avoiding exposure for at-risk individuals, which are expected to impact AISC per gold equivalent ounce by approximately $10 per ounce. If at any point the Company determines that continuing operations poses an increased risk to our workforce or host communities, it will reduce operational activities up to, and including, care and maintenance and management of critical environmental systems. Please see the cautionary statement for additional information.

For a more detailed discussion and outlook presented at a $1,200 per ounce gold price assumption, see the Company’s 2022 and Longer-Term Outlook released on December 2, 2021, available on www.newmont.com. The attributable site-level production for Yanacocha and attributable development capital guidance below accounts for the acquisition of Buenaventura's 43.65% interest in Yanacocha, as announced on February 8, 2022. All other guidance metrics remain unchanged from the Company's 2022 and Longer-Term Outlook as announced on December 2, 2021.

Five Year Outlook (+/- 5%): $1,800/oz Gold Price Assumption

Guidance Metric ($M) (+/- 5%)	2022E	2023E	2024E	2025E	2026E
Gold Production* (Moz)	6.2	6.0 - 6.6	6.2 - 6.8	6.2 - 6.8	6.2 - 6.8
Co-Product Production** (Mozs)	1.3	1.4 - 1.6	1.4 - 1.6	1.4 - 1.6	1.4 - 1.6
Total GEO Production (Mozs)	7.5	7.5 - 8.1	7.7 - 8.3	7.7 - 8.3	7.7 - 8.3
Gold CAS ($/oz)	820	740 - 840	700 - 800	700 - 800	700 - 800
Co-Product GEO CAS ($/oz)	675	600 - 700	500 - 600	500 - 600	500 - 600
Total GEO CAS ($/oz)	800	710 - 810	640 - 740	640 - 740	640 - 740
Gold AISC ($/oz)	1,050	980 - 1,080	920 - 1,020	920 - 1,020	920 - 1,020
Co-Product GEO AISC ($/oz)	975	900 - 1,000	800 - 900	800 - 900	800 - 900
Total GEO AISC ($/oz)	1,030	950 - 1,050	880 - 980	880 - 980	880 - 980
Sustaining Capital* ($M)	925	825 - 1,025	825 - 1,025	825 - 1,025	825 - 1,025
Development Capital* ($M)	1,400	1,300 - 1,500	1,100 - 1,300	400 - 600	100 - 300
Total Capital* ($M)	2,325	2,225 - 2,425	2,025 - 2,225	1,325 - 1,525	1,025 - 1,225
*Attributable basis; **Attributable co-product gold equivalent ounces; includes copper, zinc, silver and lead
Consolidated Expense Outlook

Guidance Metric ($M) (+/- 5%)	2022E
Exploration & Advanced Projects	450
General & Administrative	260
Interest Expense	225
Depreciation & Amortization	2,300
Adjusted Tax Rate [a,b]	30%-34%
[a]	The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
[b]

Assuming average prices of $1,800 per ounce for gold, $3.25 per pound for copper, $23.00 per ounce for silver, $0.95 per pound for lead, and $1.15 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2022 will be between 30%-34%.

2022 Site Outlook[a]

	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Consolidated Sustaining Capital Expenditures ($M)	Consolidated Development Capital Expenditures ($M)

CC&V	210	210	975	1,200	35	—
Éléonore	275	275	975	1,150	30	—
Peñasquito	475	475	650	850	125	—
Porcupine	340	340	875	1,025	40	100
Musselwhite	200	200	875	1,150	50	—
Other North America	—	—	—	—	—	—

Cerro Negro	260	260	875	1,095	50	75
Yanacocha[c]	225	210	1,100	1,375	25	475
Merian[c]	465	350	750	860	50	—
Pueblo Viejo[d]	—	285	—	—	—	—
Other South America	—	—	—	—	—	—

Boddington	900	900	750	860	95	10
Tanami	500	500	625	960	125	275
Other Australia	—	—	—	—	15	—

Ahafo	650	650	875	1,000	85	30
Akyem	400	400	725	925	40	10
Ahafo North	—	—	—	—	—	340
Other Africa	—	—	—	—	—	—

Nevada Gold Mines[e]	1,250	1,250	825	1,050	245	70

Corporate/Other	—	—	—	—	—	—

Peñasquito - Co-products (GEO)[f]	1,000	1,000	670	940
Boddington - Co-products (GEO)[f]	300	300	740	890

Peñasquito - Silver (Moz)	29	29
Peñasquito - Lead (Mlbs)	150	150
Peñasquito - Zinc (Mlbs)	350	350
Boddington - Copper (Mlbs)	110	110
[a]

2022 outlook projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of December 2, 2021. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2022 Outlook assumes $1,800/oz Au, $3.25/lb Cu, $23.00/oz Ag, $1.15/lb Zn, $0.95/lb Pb, $0.75 USD/AUD exchange rate, $0.80 USD/CAD exchange rate and $60/barrel WTI. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved, except for Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 which are included in Outlook. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. The attributable production guidance accounts for the acquisition of Buenaventura's 43.65% interest in Yanacocha, as announced on February 8, 2022. All other guidance metrics remain unchanged from the Company's outlook as announced on December 2, 2021. See cautionary at the end of this release.

[b]	All-in sustaining costs (AISC) as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2022 CAS outlook.
[c]

Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 95% interest for Yanacocha and a 75% interest for Merian.

[d]	Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.
[e]

Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.

[f]

Gold equivalent ounces (GEO) are calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.), and Zinc ($1.15/lb.) pricing.

	Three Months Ended December 31,			Year Ended December 31,
Operating Results	2021	2020	% Change	2021	2020	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,559	1,554	—%	5,660	5,550	2%
Attributable gold equivalent ounces sold	328	282	16%	1,258	1,062	18%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,798	$1,852	(3)%	$1,788	$1,775	1%
Average realized copper price	$4.54	$3.54	28%	$4.29	$2.78	54%
Average realized silver price	$19.82	$20.78	(5)%	$20.19	$17.86	13%
Average realized lead price	$1.11	$0.80	39%	$1.00	$0.72	39%
Average realized zinc price	$1.54	$1.16	33%	$1.30	$0.86	51%

Attributable Production (koz)
North America	404	435	(7)%	1,598	1,457	10%
South America	182	200	(9)%	733	736	—%
Australia	339	304	12%	1,181	1,165	1%
Africa	245	243	1%	862	851	1%
Nevada	377	342	10%	1,272	1,334	(5)%
Total Gold (excluding equity method investments)	1,547	1,524	2%	5,646	5,543	2%
Pueblo Viejo (40%) (2)	71	106	(33)%	325	362	(10)%
Total Gold	1,618	1,630	(1)%	5,971	5,905	1%

North America	269	237	14%	1,089	893	22%
Australia	48	34	41%	163	128	27%
Total Gold Equivalent Ounces	317	271	17%	1,252	1,021	23%

CAS Consolidated ($/oz, $/GEO)
North America	$883	$731	21%	$796	$773	3%
South America	$860	$776	11%	$832	$811	3%
Australia	$724	$725	—%	$755	$715	6%
Africa	$786	$729	8%	$799	$713	12%
Nevada	$753	$739	2%	$755	$757	—%
Total Gold	$802	$739	9%	$785	$756	4%
Total Gold (by-product)	$657	$603	9%	$637	$663	(4)%

North America	$717	$523	37%	$603	$535	13%
Australia	$874	$824	6%	$902	$837	8%
Total Gold Equivalent Ounces	$739	$561	32%	$640	$571	12%

AISC Consolidated ($/oz, $/GEO)
North America	$1,100	$1,012	9%	$1,016	$1,049	(3)%
South America	$1,158	$1,070	8%	$1,130	$1,100	3%
Australia	$904	$1,106	(18)%	$1,002	$964	4%
Africa	$1,020	$893	14%	$1,022	$890	15%
Nevada	$887	$872	2%	$918	$920	—%
Total Gold	$1,056	$1,043	1%	$1,062	$1,045	2%
Total Gold (by-product)	$965	$957	1%	$969	$1,005	(4	) %

North America	$955	$795	20%	$826	$828	—%
Australia	$1,009	$1,205	(16)%	$1,112	$1,080	3%
Total Gold Equivalent Ounces	$1,007	$846	19%	$900	$858	5%
(1)	Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold.
(2)

Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote 1. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in millions, except per share)
Sales	$3,390	$3,381	$12,222	$11,497

Costs and expenses
Costs applicable to sales (1)	1,540	1,355	5,435	5,014
Depreciation and amortization	639	615	2,323	2,300
Reclamation and remediation	1,626	250	1,846	366
Exploration	62	69	209	187
Advanced projects, research and development	46	30	154	122
General and administrative	69	64	259	269
Care and maintenance	—	7	8	178
Loss on assets held for sale	—	—	571	—
Other expense, net	34	71	160	255
	4,016	2,461	10,965	8,691
Other income (expense):
Gain on asset and investment sales, net	166	84	212	677
Other income (loss), net	19	3	(87)	(32)
Interest expense, net of capitalized interest	(66)	(73)	(274)	(308)
	119	14	(149)	337
Income (loss) before income and mining tax and other items	(507)	934	1,108	3,143
Income and mining tax benefit (expense)	(300)	(258)	(1,098)	(704)
Equity income (loss) of affiliates	28	70	166	189
Net income (loss) from continuing operations	(779)	746	176	2,628
Net income (loss) from discontinued operations	15	18	57	163
Net income (loss)	(764)	764	233	2,791
Net loss (income) attributable to noncontrolling interests	718	60	933	38
Net income (loss) attributable to Newmont stockholders	$(46)	$824	$1,166	$2,829

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(61)	$806	$1,109	$2,666
Discontinued operations	15	18	57	163
	$(46)	$824	$1,166	$2,829

Weighted average common shares (millions):
Basic	795	802	799	804
Effect of employee stock-based awards	2	2	2	2
Diluted	797	804	801	806

Net income (loss) per common share
Basic:
Continuing operations	$(0.08)	$1.01	$1.39	$3.32
Discontinued operations	0.02	0.02	0.07	0.20
	$(0.06)	$1.03	$1.46	$3.52
Diluted:
Continuing operations	$(0.08)	$1.00	$1.39	$3.31
Discontinued operations	0.02	0.02	0.07	0.20
	$(0.06)	$1.02	$1.46	$3.51
(1)	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in millions)
Operating activities:
Net income (loss)	$(764)	$764	$233	$2791
Adjustments:
Depreciation and amortization	639	615	2,323	2,300
Loss on assets held for sale	—	—	571	—
Gain on asset and investment sales, net	(166)	(84)	(212)	(677)
Net loss (income) from discontinued operations	(15)	(18)	(57)	(163)
Reclamation and remediation	1,619	246	1,827	353
Change in fair value of investments	(45)	(61)	135	(252)
Stock-based compensation	17	17	72	72
Deferred income taxes	(99)	(150)	(109)	(222)
Other non-cash adjustments	76	112	24	393
Net change in operating assets and liabilities	37	245	(541)	295
Net cash provided by (used in) operating activities of continuing operations	1,299	1,686	4,266	4,890
Net cash provided by (used in) operating activities of discontinued operations	—	—	13	(8)
Net cash provided by (used in) operating activities	1,299	1,686	4,279	4,882

Investing activities:
Additions to property, plant and mine development	(441)	(398)	(1,653)	(1,302)
Acquisitions, net (1)	—	—	(328)	—
Proceeds from sales of investments	87	2	194	307
Contributions to equity method investees	(36)	(44)	(150)	(60)
Purchases of investments	(41)	(4)	(59)	(37)
Return of investment from equity method investees	—	15	18	58
Proceeds from sales of mining operations and other assets, net	80	19	84	1,156
Other	—	(1)	26	44
Net cash provided by (used in) investing activities of continuing operations	(351)	(411)	(1,868)	166
Net cash provided by (used in) investing activities of discontinued operations	—	—	—	(75)
Net cash provided by (used in) investing activities	(351)	(411)	(1,868)	91

Financing activities:
Dividends paid to common stockholders	(436)	(320)	(1,757)	(834)
Repayment of debt	(832)	—	(1,382)	(1,160)
Proceeds from issuance of debt, net	992	—	992	985
Repurchases of common stock	(277)	(200)	(525)	(521)
Distributions to noncontrolling interests	(45)	(54)	(200)	(197)
Funding from noncontrolling interests	27	30	100	112
Payments on lease and other financing obligations	(19)	(17)	(73)	(66)
Payments for withholding of employee taxes related to stock-based compensation	(1)	(3)	(32)	(48)
Other	(4)	3	(81)	49
Net cash provided by (used in) financing activities	(595)	(561)	(2,958)	(1,680)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	2	(8)	6
Net change in cash, cash equivalents and restricted cash	348	716	(555)	3,299
Cash, cash equivalents and restricted cash at beginning of period	4,745	4,932	5,648	2,349
Cash, cash equivalents and restricted cash at end of period	$5,093	$5,648	$5,093	$5,648

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$4,992	$5,540	$4,992	$5,540
Restricted cash included in Other current assets	2	2	2	2
Restricted cash included in Other non-current assets	99	106	99	106
Total cash, cash equivalents and restricted cash	$5,093	$5,648	$5,093	$5,648
(1)

Acquisitions, net for the year ended December 31, 2021 is primarily related to the asset acquisition of the remaining 85.1% of GT Gold Corporation (“GT Gold”). Refer to Note 1 to the Consolidated Financial Statements for additional information.

NEWMONT CORPORATION
CONSOLIDATED BALANCE SHEETS

	At December 31, 2021	At December 31, 2020
	(in millions)
ASSETS
Cash and cash equivalents	$4,992	$5,540
Trade receivables	337	449
Investments	82	290
Inventories	930	963
Stockpiles and ore on leach pads	857	827
Other current assets	498	436
Current assets	7,696	8,505
Property, plant and mine development, net	24,124	24,281
Investments	3,243	3,197
Stockpiles and ore on leach pads	1,775	1,705
Deferred income tax assets	269	337
Goodwill	2,771	2,771
Other non-current assets	686	573
Total assets	$40,564	$41,369

LIABILITIES
Accounts payable	$518	$493
Employee-related benefits	386	380
Income and mining taxes	384	657
Current lease and other financing obligations	106	106
Debt	87	551
Other current liabilities	1,173	1,182
Current liabilities	2,654	3,369
Debt	5,565	5,480
Lease and other financing obligations	544	565
Reclamation and remediation liabilities	5,839	3,818
Deferred income tax liabilities	2,144	2,073
Employee-related benefits	439	493
Silver streaming agreement	910	993
Other non-current liabilities	608	699
Total liabilities	18,703	17,490

Contingently redeemable noncontrolling interest	48	34

EQUITY
Common stock	1,276	1,287
Treasury stock	(200)	(168)
Additional paid-in capital	17,981	18,103
Accumulated other comprehensive income (loss)	(133)	(216)
Retained earnings	3,098	4,002
Newmont stockholders' equity	22,022	23,008
Noncontrolling interests	(209)	837
Total equity	21,813	23,845
Total liabilities and equity	$40,564	$41,369

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, see Note 1 to the Consolidated Financial Statements.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended December 31, 2021			Year Ended December 31, 2021
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$(46)	$(0.06)	$(0.06)	$1,166	$1.46	$1.46
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(15)	(0.02)	(0.02)	(57)	(0.07)	(0.07)
Net income (loss) attributable to Newmont stockholders from continuing operations	(61)	(0.08)	(0.08)	1,109	1.39	1.39
Reclamation and remediation charges, net (3)	874	1.10	1.10	983	1.23	1.23
Loss on assets held for sale, net (4)	—	—	—	372	0.47	0.46
Gain on asset and investment sales (5)	(166)	(0.21)	(0.21)	(212)	(0.27)	(0.27)
Change in fair value of investments (6)	(45)	(0.05)	(0.05)	135	0.17	0.17
Impairment of long-lived and other assets (7)	7	0.01	0.01	25	0.03	0.03
Loss on debt extinguishment (8)	11	0.01	0.01	11	0.01	0.01
Settlement costs (9)	—	—	—	11	0.01	0.01
Restructuring and severance, net (10)	—	—	—	9	0.01	0.01
COVID-19 specific costs (11)	2	—	—	5	—	—
Pension settlements (12)	4	—	—	4	—	—
Impairment of investments (13)	—	—	—	1	—	—
Tax effect of adjustments (14)	(216)	(0.27)	(0.27)	(413)	(0.51)	(0.51)
Valuation allowance and other tax adjustments, net (15)	214	0.27	0.27	331	0.43	0.43
Adjusted net income (loss) (16)	$624	$0.78	$0.78	$2,371	$2.97	$2.96

Weighted average common shares (millions): (17)		795	797		799	801

(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 1 to our Consolidated Financial Statements.
(3)

Reclamation and remediation charges, net, included in Reclamation and remediation, represent revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Amounts are presented pre-tax net of income (loss) attributable to noncontrolling interests of $(713) and $(713), respectively.

(4)

Loss on assets held for sale, net, included in Loss on assets held for sale, represents the loss recognized due to the reclassification of the Conga mill assets as held for sale during the third quarter of 2021. The assets were remeasured to fair value less costs to sell. Amounts are presented net of income (loss) attributable to noncontrolling interests of $— and $(199), respectively.

(5)

Gain on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents the gain on the sale of the Kalgoorlie Power business, gain on the NGM Lone Tree and South Arturo exchange, and gain on the sale of TMAC.

(6)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities.

(7)

Impairment of long-lived and other assets, included in Impairment of long-lived and other assets, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.

(8)

Loss on debt extinguishment, included in Other income (loss), net, primarily represents losses on the debt tender offer and subsequent extinguishment of the 2023 Newmont Senior Notes and the 2023 Goldcorp Senior Notes.

(9)	Settlement costs, included in Other expense, net, primarily are comprised of a voluntary contribution made to the Republic of Suriname.
(10)

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1) and $(2), respectively.

(11)

COVID-19 specific costs, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic and primarily include amounts distributed from the Newmont Global Community Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $19 and $82 of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites.

(12)	Pension settlements, included in Other income (loss), net, represents pension settlement charges due to lump sum payments to participants.
(13)	Impairment of investments, included in Other income (loss), net, primarily represents other-than-temporary impairment of other investments.
(14)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (13), as described above, and are calculated using the applicable regional tax rate.

(15)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment is due the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $204 and $419, respectively, the expiration of U.S. capital loss carryovers of $152 and $152, respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $10 and $(17), respectively, net reductions to the reserve for uncertain tax positions of $78 and $99, respectively and other tax adjustments of $23 and $5, respectively. Total amounts are presented net of income (loss) attributable to noncontrolling interests of $(253) and $(327), respectively.

(16)

Adjusted net income (loss) has not been adjusted for $— and $8 of cash and $— and $3 of non-cash care and maintenance costs, included in Care and maintenance and Depreciation and amortization, respectively, which primarily represent costs associated with certain sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the three months and year ended December 31, 2021, respectively.

(17)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.
	Three Months Ended December 31, 2020			Year Ended December 31, 2020
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$824	$1.03	$1.02	$2,829	$3.52	$3.51
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(18)	(0.02)	(0.02)	(163)	(0.20)	(0.20)
Net income (loss) attributable to Newmont stockholders from continuing operations	806	1.01	1.00	2,666	3.32	3.31
(Gain) loss on asset and investment sales (3)	(84)	(0.10)	(0.10)	(677)	(0.84)	(0.84)
Change in fair value of investments (4)	(61)	(0.08)	(0.08)	(252)	(0.31)	(0.31)
Reclamation and remediation charges, net (5)	160	0.20	0.20	160	0.20	0.20
Impairment of investments (6)	—	—	—	93	0.11	0.11
Pension settlement (7)	7	0.01	0.01	92	0.11	0.11
COVID-19 specific costs, net (8)	22	0.03	0.03	84	0.10	0.10
Loss on debt extinguishment (9)	—	—	—	77	0.09	0.09
Settlement costs, net (10)	24	0.03	0.03	55	0.07	0.07
Impairment of long-lived and other assets (11)	20	0.02	0.02	49	0.06	0.06
Goldcorp transaction and integration costs (12)	—	—	—	23	0.03	0.03
Restructuring and severance, net (13)	6	0.01	0.01	17	0.02	0.02
Tax effect of adjustments (14)	(31)	(0.04)	(0.04)	62	0.08	0.08
Valuation allowance and other tax adjustments, net (15)	(13)	(0.02)	(0.02)	(309)	(0.38)	(0.37)
Adjusted net income (loss) (16)	$856	$1.07	$1.06	$2,140	$2.66	$2.66

Weighted average common shares (millions): (17)		802	804		804	806
(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 1 to our Consolidated Financial Statements.
(3)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents gains on the sale of Kalgoorlie and Continental and a gain on the sale of royalty interests to Maverix.

(4)	Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments.
(5)

Reclamation and remediation charges, net, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value, including adjustments related to increased lime consumption and water treatment costs at inactive Yanacocha sites and updated project cost estimates at inactive Porcupine sites, the Midnite mine site and Dawn mill site. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(53) and $(53), respectively.

(6)	Impairment of investments, included in Other income, net, primarily represents the other-than-temporary impairment of the TMAC investment.
(7)	Pension settlements, included in Other income, net, represents pension settlement charges due to lump sum payments to participants.
(8)

COVID-19 specific costs, net, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic. Amount is presented net of income (loss) attributable to noncontrolling interests of $(3) and $(8), respectively.

(9)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during 2020.
(10)

Settlement costs, net, included in Other expense, net, primarily represents costs related to the ecological tax obligation at Peñasquito in Mexico, mineral interest settlements at Ahafo and Akyem in Africa, the Cedros community agreement at Peñasquito in Mexico, a water related settlement at Yanacocha in Peru and other related costs. Amounts are presented net of income (loss) attributable to noncontrolling interests of $— and $(3), respectively.

(11)	Impairment of long-lived and other assets, included in Impairment of long-lived and other assets, represents non-cash write-downs of various assets that are no longer in use.
(12)

Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction completed during 2019 as well as subsequent integration costs.

(13)

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company. Amounts are presented net of income (loss) attributable to noncontrolling interests of $— and $(1), respectively.

(14)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (13), as described above, and are calculated using the applicable regional tax rate.

(15)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment is due to the benefit recognized on the sale of Kalgoorlie and related tax capital loss of $— and $(353), respectively, net increase or (decrease) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $(54) and $186, respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $75 and $(98), respectively, net reductions to the reserve for uncertain tax positions of $(2) and $(21), respectively and other tax adjustments of $4 and $39, respectively. Total amounts are presented net of income (loss) attributable to noncontrolling interests of $(36) and $(62), respectively.

(16)

Adjusted net income (loss) has not been adjusted for $7 and $165 of cash and $2 and $85 of non-cash care and maintenance costs, included in Care and maintenance and Depreciation and amortization, respectively, which primarily represent costs associated with our Musselwhite, Éléonore, Peñasquito, Yanacocha and Cerro Negro sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the year ended December 31, 2020, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $—, $13, $— and $3, respectively.

(17)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to Newmont stockholders	$(46)	$824	$1,166	$2,829
Net income (loss) attributable to noncontrolling interests	(718)	(60)	(933)	(38)
Net (income) loss from discontinued operations (1)	(15)	(18)	(57)	(163)
Equity loss (income) of affiliates	(28)	(70)	(166)	(189)
Income and mining tax expense (benefit)	300	258	1,098	704
Depreciation and amortization	639	615	2,323	2,300
Interest expense, net	66	73	274	308
EBITDA	$198	$1,622	$3,705	$5,751
Adjustments:
Reclamation and remediation charges (2)	$1,587	$213	$1,696	$213
Loss on assets held for sale (3)	—	—	571	—
(Gain) loss on asset and investment sales (4)	(166)	(84)	(212)	(677)
Change in fair value of investments (5)	(45)	(61)	135	(252)
Impairment of long-lived and other assets (6)	7	20	25	49
Loss on debt extinguishment (7)	11	—	11	77
Settlement costs (8)	—	24	11	58
Restructuring and severance (9)	1	6	11	18
COVID-19 specific costs (10)	2	25	5	92
Pension settlements and curtailments (11)	4	7	4	92
Impairment of investments (12)	—	—	1	93
Goldcorp transaction and integration costs (13)	—	—	—	23
Adjusted EBITDA (14)	$1,599	$1,772	$5,963	$5,537
(1)	For additional information regarding our discontinued operations, see Note 1 to our Consolidated Financial Statements.
(2)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. For additional information, see Notes 6 and 26 to our Consolidated Financial Statements.

(3)

Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recognized due to the reclassification of the Conga mill assets as held for sale during the third quarter of 2021. The assets were remeasured to fair value less costs to sell. For additional information, see Note 8 to our Consolidated Financial Statements.

(4)

Gain on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents the gain on the sale of the Kalgoorlie Power Plant, gain on the NGM Lone Tree and South Arturo exchange, and gain on the sale of TMAC in 2021; gains on the sale of Kalgoorlie and Continental and a gain on the sale of certain royalty interests to Maverix in 2020. For additional information, see Note 10 to our Consolidated Financial Statements.

(5)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities. For additional information regarding our investments, see Note 16 to our Consolidated Financial Statements.

(6)

Impairment of long-lived and other assets, included in Impairment of long-lived and other assets, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.

(7)

Loss on debt extinguishment, included in Other income (loss), net, primarily represents losses on the debt tender offer and subsequent extinguishment of the 2023 Newmont Senior Notes and the 2023 Goldcorp Senior Notes during 2021 and the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during 2020.

(8)

Settlement costs, included in Other expense, net, primarily represents a voluntary contribution made to the Republic of Suriname in 2021; and costs related to the ecological tax obligation at Peñasquito in Mexico, mineral interest settlements at Ahafo and Akyem in Africa, the Cedros community agreement at Peñasquito in Mexico, a water related settlement at Yanacocha in Peru and other related costs in 2020.

(9)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.

(10)

COVID-19 specific costs, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic and, in 2021, primarily include amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic.

(11)	Pension settlements and curtailments, included in Other income (loss), net, primarily represents pension settlement charges due to lump sum payments to participants in 2021 and 2020.
(12)	Impairment of investments, included in Other income (loss), net, primarily represents other-than-temporary impairment of other investments, including the impairment of the TMAC investment in 2020.
(13)

Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction completed during 2019 as well as subsequent integration costs.

(14)

Adjusted EBITDA has not been adjusted for $—, $7, $8, and $178 of cash care and maintenance costs, respectively, included in Care and maintenance, which primarily represent costs incurred associated with certain mine sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the three months and years ended December 31, 2021 and 2020, respectively.

Additionally, the Company uses Pueblo Viejo EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in the Pueblo Viejo mine. Pueblo Viejo EBITDA does not represent, and should not be considered an alternative to, Equity income (loss) of affiliates, as defined by GAAP, and does not necessarily indicate whether cash distributions from Pueblo Viejo will match Pueblo Viejo EBITDA or earnings from affiliates. Although the Company has the ability to exert significant influence, it does not have direct control over the operations or resulting revenues and expenses, nor does it proportionately consolidate its investment in Pueblo Viejo. The Company believes that Pueblo Viejo EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in Pueblo Viejo, in the same manner as management and the Board of Directors. Equity income (loss) of affiliates is reconciled to Pueblo Viejo EBITDA as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Equity income (loss) of affiliates	$28	$70	$166	$189
Equity (income) loss of affiliates, excluding Pueblo Viejo (1)	1	(12)	—	4
Equity income (loss) of affiliates, Pueblo Viejo (1)	29	58	166	193
Reconciliation of Pueblo Viejo on attributable basis:
Income and mining tax expense (benefit)	28	58	145	169
Depreciation and amortization	27	20	109	72
Pueblo Viejo EBITDA	$84	$136	$420	$434
(1)	See Note 16 to the Consolidated Financial Statements.

The Company uses NGM EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in Nevada Gold Mines (NGM). NGM EBITDA does not represent, and should not be considered an alternative to, Income (loss) before income and mining tax and other items, as defined by GAAP, and does not necessarily indicate whether cash distributions from NGM will match NGM EBITDA. Although the Company has the ability to exert significant influence and proportionally consolidates its 38.5% interest in NGM, it does not have direct control over the operations or resulting revenues and expenses of its investment in NGM. The Company believes that NGM EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in NGM, in the same manner as management and the Board of Directors. Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$319	$214	$818	$700
Depreciation and amortization, NGM (1)	164	150	550	579
NGM EBITDA	$483	$364	$1,368	$1,279
(1)	See Note 4 to the Consolidated Financial Statements.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$1,299	$1,686	$4,279	$4,882
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	(13)	8
Net cash provided by (used in) operating activities of continuing operations	1,299	1,686	4,266	4,890
Less: Additions to property, plant and mine development	(441)	(398)	(1,653)	(1,302)
Free Cash Flow	$858	$1,288	$2,613	$3,588

Net cash provided by (used in) investing activities (1)	$(351)	$(411)	$(1,868)	$91
Net cash provided by (used in) financing activities	$(595)	$(561)	$(2,958)	$(1,680)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Attributable Free Cash Flow

Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended December 31, 2021			Year Ended December 31, 2021
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,299	$1	$1,300	$4,279	$(91)	$4,188
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	—	(13)	—	(13)
Net cash provided by (used in) operating activities of continuing operations	1,299	1	1,300	4,266	(91)	4,175
Less: Additions to property, plant and mine development (2)	(441)	36	(405)	(1,653)	86	(1,567)
Free Cash Flow	$858	$37	$895	$2,613	$(5)	$2,608

Net cash provided by (used in) investing activities (3)	$(351)			$(1,868)
Net cash provided by (used in) financing activities	$(595)			$(2,958)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

(2)

For the three months and year ended December 31, 2021, Yanacocha had total consolidated Additions to property, plant and mine development of $66 and $155, respectively, on a cash basis. For the three months and year ended December 31, 2021, Merian had total consolidated Additions to property, plant and mine development of $17 and $48, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
	Three Months Ended December 31, 2020			Year Ended December 31, 2020
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,686	$(48)	$1,638	$4,882	$(180)	$4,702
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	—	8	—	8
Net cash provided by (used in) operating activities of continuing operations	1,686	(48)	1,638	4,890	(180)	4,710
Less: Additions to property, plant and mine development (2)	(398)	20	(378)	(1,302)	57	(1,245)
Free Cash Flow	$1,288	$(28)	$1,260	$3,588	$(123)	$3,465

Net cash provided by (used in) investing activities (3)	$(411)			$91
Net cash provided by (used in) financing activities	$(561)			$(1,680)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

(2)

For the three months and year ended December 31, 2020, Yanacocha had total consolidated Additions to property, plant and mine development of $33 and $99, respectively, on a cash basis. For the three months and year ended December 31, 2020, Merian had total consolidated Additions to property, plant and mine development of $15 and $41, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Costs applicable to sales (1)(2)	$1,297	$1,198	$4,628	$4,408
Gold sold (thousand ounces)	1,620	1,621	5,897	5,831
Costs applicable to sales per ounce (3)	$802	$739	$785	$756
(1)

Includes by-product credits of $33 and $187 during the three months and year ended December 31, 2021, respectively, and $50 and $128 during the three months and year ended December 31, 2020, respectively.

(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold equivalent ounce
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Costs applicable to sales (1)(2)	$243	$157	$807	$606
Gold equivalent ounces - other metals (thousand ounces) (3)	328	282	1,258	1,062
Costs applicable to sales per ounce (4)	$739	$561	$640	$571
(1)	Includes by-product credits of $2 and $7 during the three months and year ended December 31, 2021, respectively, and $— and $2 during the three months and year ended December 31, 2020, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021 and Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

(4)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per ounce for Nevada Gold Mines (NGM)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cost applicable to sales, NGM (1)(2)	$286	$251	$960	$1,012
Gold sold (thousand ounces), NGM	381	339	1,274	1,336
Costs applicable to sales per ounce, NGM (3)	$753	$739	$755	$757
(1)	See Note 4 to the Consolidated Financial Statements.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals. The other metals' CAS at those mine sites is disclosed in Note 4 to the Consolidated Financial Statements. The allocation of CAS between gold and other metals is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals. We also allocate these costs incurred at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis. We allocate these costs to gold and other metals at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

Care and maintenance and Other expense, net. Care and maintenance primarily includes direct operating costs incurred at the mine sites during the period that these sites were temporarily placed into care and maintenance in response to the COVID-19 pandemic. For Other expense, net we exclude certain exceptional or unusual expenses, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals. We also allocate these costs incurred at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

Three Months Ended December 31, 2021	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$71	$2	$2	$—	$—	$—	$6	$81	52	$1,553
Musselwhite	43	1	2	—	—	—	11	57	45	1,260
Porcupine	73	1	2	—	—	—	12	88	75	1,175
Éléonore	59	1	—	—	1	—	16	77	61	1,265
Peñasquito	117	1	—	—	2	7	19	146	179	821
Other North America	—	—	—	2	2	—	—	4	—	—
North America	363	6	6	2	5	7	64	453	412	1,100

Yanacocha	58	10	3	—	5	—	8	84	67	1,268
Merian	82	1	—	—	1	—	18	102	112	920
Cerro Negro	80	2	(2)	—	7	—	19	106	78	1,365
Other South America	—	—	1	3	—	—	—	4	—	—
South America	220	13	2	3	13	—	45	296	257	1,158

Boddington	163	3	2	—	—	3	9	180	183	998
Tanami	74	1	2	—	2	—	32	111	146	757
Other Australia	—	—	—	2	—	—	2	4	—	—
Australia	237	4	4	2	2	3	43	295	329	904

Ahafo	129	2	1	—	—	—	24	156	149	1,038
Akyem	62	9	2	—	—	—	15	88	92	950
Other Africa	—	—	1	2	1	—	—	4	—	—
Africa	191	11	4	2	1	—	39	248	241	1,020

Nevada Gold Mines	286	1	3	3	—	—	44	337	381	887
Nevada	286	1	3	3	—	—	44	337	381	887

Corporate and Other	—	—	24	47	1	—	8	80	—	—
Total Gold	$1,297	$35	$43	$59	$22	$10	$243	$1,709	1,620	$1,056

Gold equivalent ounces - other metals(11)
Peñasquito	$202	$2	$1	$1	$3	$31	$32	$272	281	$956
Other North America	—	—	—	—	(1)	—	—	(1)	—	—
North America	202	2	1	1	2	31	32	271	281	955

Boddington	41	1	—	—	—	2	1	45	47	993
Other Australia	—	—	—	—	—	—	—	—	—	$—
Australia	41	1	—	—	—	2	1	45	47	1,009

Corporate and Other	—	—	4	9	—	—	1	14	—	$—
Total Gold Equivalent Ounces	$243	$3	$5	$10	$2	$33	$34	$330	328	$1,007

Consolidated	$1,540	$38	$48	$69	$24	$43	$277	$2,039
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $35 and excludes co-product revenues of $475.
(3)	Includes stockpile and leach pad inventory adjustments of $7 at CC&V and $1 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $19 and $19, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $13 and $1,594, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $3 at CC&V, $1 at Porcupine, $3 at Peñasquito, $2 at Other North America, $4 at Yanacocha, $3 at Merian, $7 at Cerro Negro, $10 at Other South America, $4 at Tanami, $6 at Other Australia, $7 at Ahafo, $2 at Akyem, $5 at NGM and $3 at Corporate and Other, totaling $60 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $4 for North America, $12 for South America, $2 for Australia and $1 for Africa, totaling $19.

(7)	Other expense, net is adjusted for impairment of long-lived and other assets of $7, distributions from the Newmont Global Community Support Fund of $2 and restructuring and severance costs of $1.
(8)

Includes sustaining capital expenditures of $86 for North America, $45 for South America, $40 for Australia, $38 for Africa, $43 for Nevada, and $9 for Corporate and Other, totaling $261 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $180. The following are major development projects: Pamour, Yanacocha Sulfides, Quecher Main, Cerro Negro expansion projects, Tanami Expansion 2, Power Generation Civil Upgrade, Subika Mining Method Change, Ahafo North, Goldrush Complex and Turquoise Ridge 3rd shaft.

(9)	Includes finance lease payments for sustaining projects of $16.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

Three Months Ended December 31, 2020	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net (6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$65	$2	$6	$—	$1	$—	$14	$88	70	$1,239
Musselwhite	44	—	2	—	1	—	11	58	35	1,651
Porcupine	70	—	7	—	—	—	14	91	78	1,162
Éléonore	54	—	1	—	—	—	18	73	71	1,059
Peñasquito	98	—	—	—	1	21	29	149	201	746
Other North America	—	—	—	1	—	—	—	1	—	—
North America	331	2	16	1	3	21	86	460	455	1,012

Yanacocha	75	15	4	—	—	—	23	117	73	1,618
Merian	89	1	1	—	—	—	14	105	127	819
Cerro Negro	51	1	1	—	6	—	9	68	77	899
Other South America	—	—	2	3	1	—	—	6	—	—
South America	215	17	8	3	7	—	46	296	277	1,070

Boddington	158	4	—	—	—	3	61	226	186	1,219
Tanami	62	—	3	—	—	—	36	101	117	864
Other Australia	—	—	1	3	—	—	4	8	—	—
Australia	220	4	4	3	—	3	101	335	303	1,106

Ahafo	111	2	—	—	—	—	22	135	138	973
Akyem	70	7	—	—	—	—	8	85	109	772
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	181	9	—	2	—	—	30	222	247	893

Nevada Gold Mines	251	1	7	2	(4)	2	36	295	339	872
Nevada	251	1	7	2	(4)	2	36	295	339	872

Corporate and Other	—	—	22	53	(3)	—	11	83	—	—
Total Gold	$1,198	$33	$57	$64	$3	$26	$310	$1,691	1,621	$1,043

Gold equivalent ounces - other metals(11)
Peñasquito	$128	$1	$—	$—	$—	$28	$39	$196	246	$795
Boddington	29	1	—	—	—	2	11	43	36	1,205
Total Gold Equivalent Ounces	$157	$2	$—	$—	$—	$30	$50	$239	282	$846

Consolidated	$1,355	$35	$57	$64	$3	$56	$360	$1,930
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $50 and excludes co-product revenues of $378.
(3)	Includes stockpile and leach pad inventory adjustments of $1 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $19 and $16, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $14 and $217, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $2 at Porcupine, $3 at Other North America, $1 at Yanacocha, $1 at Merian, $2 at Cerro Negro, $9 at Other South America, $2 at Tanami, $4 at Other Australia, $8 at Ahafo, $4 at Akyem, $5 at NGM and $1 at Corporate and Other, totaling $42 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $6 at Cerro Negro and $1 at Other South America of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended December 31, 2020 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)	Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $25, settlement costs of $24 and restructuring and severance of $6.
(8)

Includes sustaining capital expenditures of $113 for North America, $46 for South America, $109 for Australia, $30 for Africa, $36 for Nevada, and $11 for Corporate and Other, totaling $345 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $53. The following are major development projects: Musselwhite Materials Handling, Pamour, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Emilia, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $15.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

Year Ended December 31, 2021	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)(8)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$238	$7	$9	$—	$—	$—	$41	$295	220	$1,338
Musselwhite	157	2	7	—	1	—	39	206	154	1,335
Porcupine	269	5	13	—	—	—	43	330	287	1,152
Éléonore	237	3	2	—	5	—	63	310	247	1,256
Peñasquito	395	6	1	—	7	31	65	505	720	702
Other North America	—	—	—	5	3	—	—	8	—	—
North America	1,296	23	32	5	16	31	251	1,654	1,628	1,016

Yanacocha	232	66	6	—	30	1	20	355	263	1,355
Merian	326	5	5	—	5	—	47	388	434	895
Cerro Negro	243	6	—	—	23	—	60	332	267	1,247
Other South America	—	—	1	10	2	—	—	13	—	—
South America	801	77	12	10	60	1	127	1,088	964	1,130

Boddington	607	11	7	—	—	13	102	740	685	1,083
Tanami	278	2	5	—	17	—	116	418	488	855
Other Australia	—	—	—	9	1	—	6	16	—	—
Australia	885	13	12	9	18	13	224	1,174	1,173	1,002

Ahafo	425	8	5	—	5	—	79	522	480	1,084
Akyem	261	30	4	—	1	—	49	345	378	913
Other Africa	—	—	2	8	1	—	—	11	—	—
Africa	686	38	11	8	7	—	128	878	858	1,022

Nevada Gold Mines	960	8	13	10	3	2	172	1,168	1,274	918
Nevada	960	8	13	10	3	2	172	1,168	1,274	918

Corporate and Other	—	—	94	181	1	—	22	298	—	—
Total Gold	$4,628	$159	$174	$223	$105	$47	$924	$6,260	5,897	$1,062

Gold equivalent ounces - other metals(12)
Peñasquito	$664	$9	$2	$1	$11	$115	$106	$908	1,100	$824
Other North America	—	—	—	2	—	—	—	2	—	—
North America	664	9	2	3	11	115	106	910	1,100	826

Boddington	143	2	1	—	—	7	19	172	158	1,098
Other Australia	—	—	—	1	—	—	1	2	—	—
Australia	143	2	1	1	—	7	20	174	158	1,112

Corporate and Other	—	—	14	32	—	—	3	49	—	—
Total Gold Equivalent Ounces	$807	$11	$17	$36	$11	$122	$129	$1,133	1,258	$900

Consolidated	$5,435	$170	$191	$259	$116	$169	$1,053	$7,393
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $194 and excludes co-product revenues of $1,679.
(3)	Includes stockpile and leach pad inventory adjustments of $16 at CC&V, $18 at Yanacocha and $11 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $79 and $91, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $52 and $1,715, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $9 at CC&V, $4 at Porcupine, $3 at Éléonore, $5 at Peñasquito, $5 at Other North America, $12 at Yanacocha, $6 at Merian, $9 at Cerro Negro, $34 at Other South America, $19 at Tanami, $16 at Other Australia, $17 at Ahafo, $6 at Akyem, $17 at NGM and $10 at Corporate and Other, totaling $172 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $8 at Tanami of cash care and maintenance costs associated with the site temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended December 31, 2021 that we would have continued to incur if the site was not temporarily placed into care and maintenance.

(7)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $23 for North America, $46 for South America, $8 for Australia and $5 for Africa, totaling $82.

(8)

Other expense, net is adjusted for impairment of long-lived and other assets of $25, settlement costs of $11, restructuring and severance costs of $11 and incremental costs incurred relating to the COVID-19 pandemic of $5.

(9)

Includes sustaining capital expenditures of $309 for North America, $127 for South America, $228 for Australia, $125 for Africa, $171 for Nevada, and $25 for Corporate and Other, totaling $985 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $668. The following are major development projects: Pamour, Yanacocha Sulfides, Quecher Main, Cerro Negro expansion projects, Tanami Expansion 2, Power Generation Civil Upgrade, Subika Mining Method Change, Ahafo North, Goldrush Complex and Turquoise Ridge 3rd shaft.

(10)	Includes finance lease payments for sustaining projects of $68 and excludes finance lease payments for development projects of $41.
(11)	Per ounce measures may not recalculate due to rounding.
(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

Year Ended December 31, 2020	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$245	$6	$11	$—	$1	$—	$41	$304	270	$1,125
Red Lake	45	—	1	—	—	—	4	50	42	1,182
Musselwhite	117	2	7	—	25	—	27	178	97	1,838
Porcupine	244	2	14	—	—	—	39	299	319	935
Éléonore	181	2	4	—	26	—	45	258	208	1,248
Peñasquito	286	4	—	—	20	48	53	411	512	806
Other North America	—	—	4	10	3	—	1	18	—	—
North America	1,118	16	41	10	75	48	210	1,518	1,448	1,049

Yanacocha	345	57	9	1	30	—	37	479	339	1,414
Merian	328	4	4	1	—	—	41	378	464	813
Cerro Negro	166	3	2	—	60	—	33	264	231	1,147
Other South America	—	—	3	10	3	—	—	16	—	—
South America	839	64	18	12	93	—	111	1,137	1,034	1,100

Boddington	579	13	3	—	—	11	125	731	668	1,094
Tanami	251	1	10	—	—	—	104	366	492	745
Other Australia	—	—	1	12	1	—	7	21	—	—
Australia	830	14	14	12	1	11	236	1,118	1,160	964

Ahafo	375	9	2	1	2	—	78	467	476	980
Akyem	234	24	1	—	1	—	26	286	377	757
Other Africa	—	—	—	7	—	—	—	7	—	—
Africa	609	33	3	8	3	—	104	760	853	890

Nevada Gold Mines	1,012	12	23	10	2	10	160	1,229	1,336	920
Nevada	1,012	12	23	10	2	10	160	1,229	1,336	920

Corporate and Other	—	—	75	217	—	—	42	334	—	—
Total Gold	$4,408	$139	$174	$269	$174	$69	$863	$6,096	5,831	$1,045

Gold equivalent ounces - other metals(11)
Peñasquito	$499	$7	$1	$—	$19	$142	$106	$774	934	$828
Boddington	107	2	—	—	—	6	23	138	128	1,080
Total Gold Equivalent Ounces	$606	$9	$1	$—	$19	$148	$129	$912	1,062	$858

Consolidated	$5,014	$148	$175	$269	$193	$217	$992	$7,008
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $130 and excludes co-product revenues of $1,147.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Yanacocha and $24 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $88 and $60, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $52 and $226, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $4 at CC&V, $3 at Porcupine, $1 at Éléonore, $2 at Peñasquito, $4 at Other North America, $3 at Yanacocha, $7 at Merian, $2 at Cerro Negro, $28 at Other South America, $6 at Tanami, $15 at Other Australia, $20 at Ahafo, $8 at Akyem, $3 at Other Africa, $19 at NGM and $9 at Corporate and Other, totaling $134 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $28 at Musselwhite, $26 at Éléonore, $38 at Peñasquito, $27 at Yanacocha, $56 at Cerro Negro and $3 at Other South America of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended December 31, 2020 that we would have continued to incur if the sites were not temporarily placed into care and maintenance.

(7)

Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $92, settlement costs of $58, impairment of long-lived and other assets of $49, Goldcorp transaction and integration costs of $23 and restructuring and severance of $18.

(8)

Includes sustaining capital expenditures of $269 for North America, $111 for South America, $248 for Australia, $103 for Africa, $160 for Nevada, and $42 for Corporate and Other, totaling $933 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $369. The following are major development projects: Musselwhite Materials Handling, Pamour, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Emilia, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $59 and excludes finance lease payments for development projects of $38.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

A reconciliation of the 2022 Gold AISC outlook to the 2022 Gold CAS outlook, the 2022 Co-product AISC outlook to the 2022 Co-product CAS outlook and the 2022 Total GEO AISC outlook to the 2022 Total GEO CAS outlook are provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2022 Outlook - Gold (1)(2)
(in millions, except ounces and per ounce)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$5,000
Reclamation Costs (5)	150
Advanced Projects and Exploration (6)	150
General and Administrative (7)	225
Other Expense	50
Treatment and Refining Costs	60
Sustaining Capital (8)	875
Sustaining Finance Lease Payments	40
All-in Sustaining Costs	$6,550
Ounces (000) Sold (9)	6,200
All-in Sustaining Costs per Oz	$1,050
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2022 AISC Gold, Co-Product and Total GEO Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)	Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

2022 Outlook - Co-Product (1)(2)
(in millions, except GEO and per GEO)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$900
Reclamation Costs (5)	20
Advanced Projects and Exploration (6)	20
General and Administrative (7)	35
Other Expense	20
Treatment and Refining Costs	160
Sustaining Capital (8)	125
Sustaining Finance Lease Payments	20
All-in Sustaining Costs	$1,300
Co-Product GEO (000) Sold (9)	1,350
All-in Sustaining Costs per Co-Product GEO	$975
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2022 AISC Gold, Co-Product and Total GEO Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)	Co-Product GEO are all non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).
2022 Outlook - Total GEO (1)(2)
(in millions, except GEO and per GEO)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$5,900
Reclamation Costs (5)	170
Advanced Projects and Exploration (6)	170
General and Administrative (7)	260
Other Expense	70
Treatment and Refining Costs	220
Sustaining Capital (8)	1,000
Sustaining Finance Lease Payments	60
All-in Sustaining Costs	$7,850
Total GEO (000) Sold (9)	7,550
All-in Sustaining Costs per Total GEO	$1,030
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2022 AISC Gold, Co-Product and Total GEO Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)

Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo. Total GEO represents gold and non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Net income (loss) attributable to Newmont stockholders	$(46)	$3	$650	$559
Net income (loss) attributable to noncontrolling interests	(718)	(246)	11	20
Net loss (income) from discontinued operations	(15)	(11)	(10)	(21)
Equity loss (income) of affiliates	(28)	(39)	(49)	50
Income and mining tax expense (benefit)	300	222	341	235
Depreciation and amortization	639	570	561	553
Interest expense, net	66	66	68	74
EBITDA	198	565	1,572	1,370
EBITDA Adjustments:
Reclamation and remediation charges	1,587	79	20	10
Loss (gain) on asset and investment sales	(166)	(3)	—	(43)
Change in fair value of investments	(45)	96	(26)	110
Impairment of long-lived and other assets	7	6	11	1
Loss on debt extinguishment	11	—	—	—
Pension settlements	4	—	—	—
COVID-19 specific costs	2	1	1	1
Restructuring and severance	1	—	5	5
Loss on assets held for sale	—	571	—	—
Impairment of investments	—	1	—	—
Settlement costs	—	—	8	3
Adjusted EBITDA	1,599	1,316	1,591	1,457
12 month trailing Adjusted EBITDA	$5,963

Total Debt	$5,652
Lease and other financing obligations	650
Less: Cash and cash equivalents	4,992
Total net debt	$1,310

Net debt to adjusted EBITDA	0.2

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Consolidated gold sales, net	$2,915	$3,003	$10,543	$10,350
Consolidated copper sales, net	91	54	295	155
Consolidated silver sales, net	165	173	651	510
Consolidated lead sales, net	43	42	172	134
Consolidated zinc sales, net	176	109	561	348
Total sales	$3,390	$3,381	$12,222	$11,497
	Three Months Ended December 31, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,906	$88	$151	$43	$174
Provisional pricing mark-to-market	19	5	8	2	16
Silver streaming amortization	—	—	21	—	—
Gross after provisional pricing and streaming impact	2,925	93	180	45	190
Treatment and refining charges	(10)	(2)	(15)	(2)	(14)
Net	$2,915	$91	$165	$43	$176
Consolidated ounces (thousands)/ pounds (millions) sold	1,620	20	8,299	39	114
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,794	$4.35	$18.24	$1.07	$1.53
Provisional pricing mark-to-market	11	0.30	0.92	0.06	0.14
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,805	4.65	21.60	1.13	1.67
Treatment and refining charges	(7)	(0.11)	(1.78)	(0.02)	(0.13)
Net	$1,798	$4.54	$19.82	$1.11	$1.54

	Year Ended December 31, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,581	$292	$641	$173	$593
Provisional pricing mark-to-market	9	10	(12)	4	21
Silver streaming amortization	—	—	79	—	—
Gross after provisional pricing and streaming impact	10,590	302	708	177	614
Treatment and refining charges	(47)	(7)	(57)	(5)	(53)
Net	$10,543	$295	$651	$172	$561
Consolidated ounces (thousands)/ pounds (millions) sold	5,897	69	32,237	173	433
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,794	$4.24	$19.92	$1.00	$1.37
Provisional pricing mark-to-market	2	0.15	(0.40)	0.02	0.05
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,796	4.39	21.96	1.02	1.42
Treatment and refining charges	(8)	(0.10)	(1.77)	(0.02)	(0.12)
Net	$1,788	$4.29	$20.19	$1.00	$1.30
(1)	Per ounce/pound measures may not recalculate due to rounding.
	Three Months Ended December 31, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$3,023	$52	$162	$46	$120
Provisional pricing mark-to-market	6	4	3	1	1
Silver streaming amortization	—	—	19	—	—
Gross after provisional pricing and streaming impact	3,029	56	184	47	121
Treatment and refining charges	(26)	(2)	(11)	(5)	(12)
Net	$3,003	$54	$173	$42	$109
Consolidated ounces (thousands)/ pounds (millions) sold	1,621	16	8,336	52	94
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,865	$3.40	$19.49	$0.88	$1.27
Provisional pricing mark-to-market	4	0.24	0.36	0.02	0.01
Silver streaming amortization	—	—	2.31	—	—
Gross after provisional pricing and streaming impact	1,869	3.64	22.16	0.90	1.28
Treatment and refining charges	(17)	(0.10)	(1.38)	(0.10)	(0.12)
Net	$1,852	$3.54	$20.78	$0.80	$1.16

	Year Ended December 31, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,365	$160	$468	$155	$419
Provisional pricing mark-to-market	54	1	21	(2)	6
Silver streaming amortization	—	—	67	—	—
Gross after provisional pricing and streaming impact	10,419	161	556	153	425
Treatment and refining charges	(69)	(6)	(46)	(19)	(77)
Net	$10,350	$155	$510	$134	$348
Consolidated ounces (thousands)/ pounds (millions) sold	5,831	56	28,596	185	407
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,778	$2.88	$16.37	$0.84	$1.03
Provisional pricing mark-to-market	9	0.01	0.74	(0.01)	0.01
Silver streaming amortization	—	—	2.34	—	—
Gross after provisional pricing and streaming impact	1,787	2.89	19.45	0.83	1.04
Treatment and refining charges	(12)	(0.11)	(1.59)	(0.11)	(0.18)
Net	$1,775	$2.78	$17.86	$0.72	$0.86
(1)	Per ounce/pound measures may not recalculate due to rounding.

Gold by-product metrics

Copper, silver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Consolidated gold sales, net	$2,915	$3,003	$10,543	$10,350
Consolidated other metal sales, net	475	378	1,679	1,147
Sales	$3,390	$3,381	$12,222	$11,497

Costs applicable to sales	$1,540	$1,355	$5,435	$5,014
Less: Consolidated other metal sales, net	(475)	(378)	(1,679)	(1,147)
By-Product costs applicable to sales	$1,065	$977	$3,756	$3,867
Gold sold (thousand ounces)	1,620	1,621	5,897	5,831
Total Gold CAS per ounce (by-product) (1)	$657	$603	$637	$663

Total AISC	$2,039	$1,930	$7,393	$7,008
Less: Consolidated other metal sales, net	(475)	(378)	(1,679)	(1,147)
By-Product AISC	$1,564	$1,552	$5,714	$5,861
Gold sold (thousand ounces)	1,620	1,621	5,897	5,831
Total Gold AISC per ounce (by-product) (1)	$965	$957	$969	$1,005
(1)	Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Thursday, February 24, 2022 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10150853
Webcast Details
Title: Newmont Full Year and Fourth Quarter 2021 Earnings Conference Call
URL: https://event.on24.com/wcc/r/3577767/87F416C052E4EBBCAC0D3EB736A052E1

The full year and fourth quarter 2021 results will be available before the market opens on Thursday, February 24, 2022 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production, upside potential and indicative production profiles; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) estimates of future cost reductions, full potential savings, value creation, improvements, synergies and efficiencies; (v) expectations regarding the Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 projects, as well as the development, growth and exploration potential of the Company’s other operations, projects and investments, including, without limitation, returns, IRR, schedule, approval and decision dates, mine life and mine life extensions, commercial start, first production, average production, average costs, impacts of improvement or expansion projects and upside potential; (vi) expectations regarding future investments or divestitures; (vii) expectations regarding free cash flow, and returns to stockholders, including with respect to future dividends and future share repurchases; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) estimates of future closure costs and liabilities, including, without limitation, expectations with respect to water treatment and other costs; (x) expectations regarding the timing and/or likelihood of future borrowing, future debt repayment, financial flexibility and cash flow; (xi) expectations regarding the impact of the Covid-19 and variants thereof; and (xii) expectations related to energy and climate investments and achievement of targets. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of Covid-19, include, without limitation, general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, the ability to operate following changing governmental restrictions on travel and operations (including, without limitation, the duration of restrictions, including access to sites, ability to transport and ship doré, access to processing and refinery facilities, impacts to international trade, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, impacts to productivity and operations in connection with decisions intended to protect the health and safety of the workforce, their families and neighboring communities), the impact of additional waves or variations of Covid, and the availability and impact of Covid vaccinations in the areas and countries in which we operate. Investors are reminded that future dividends beyond the dividend payable on March 24, 2022 to holders of record at the close of business on March 10, 2022 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend framework is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorized amount during the authorization period. Consequently, the Board of Directors may revise or terminate such share repurchase authorization in the future. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors", available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Notice Regarding Reserve and Resource:

Unless otherwise stated herein, the reserves stated in this release represent estimates at December 31, 2021, which could be economically and legally extracted or produced at the time of the reserve determination. Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on metal prices and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. Additionally, resource does not indicate proven and probable reserves as defined by the SEC or the Company’s standards. Estimates of measured, indicated and inferred resource are subject to further exploration and development, and are, therefore, subject to considerable uncertainty. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. For additional information on our reserves and resources, please see Item 2 of the Company’s Form 10-K, filed on February 24, 2022 with the SEC.

Contacts

Media Contact
Courtney Boone
303.837.5159
courtney.boone@newmont.com

Investor Contact
Daniel Horton
303.837.5468
daniel.horton@newmont.com